Merger Webinar Script
Kevin Shields: Good morning and welcome to our call. I am Kevin Shields, Chairman and Chief Executive Officer of Griffin Capital Company. I am also the Executive Chairman of Griffin Capital Essential Asset REIT (which we refer to as GCEAR) and Chairman and CEO of Griffin Capital Essential Asset REIT II (which we refer to as GCEAR II). By now you have seen the two exciting announcements we made yesterday regarding GCEAR and GCEAR II. These announcements follow nearly a year of hard work, diligent planning and analysis by a number of individuals, including the REITs’ respective special committees, which were made up entirely of independent directors, and their independent, third-party legal and financial advisors. We strongly believe the transactions we are going to discuss today will result in significant benefits for the stockholders of both GCEAR and GCEAR II and we look forward to the opportunity to walk you through this presentation.
Before we begin, I will note that some of the statements that we will make today are so-called “forward-looking statements,” meaning that such statements are based upon our current plans or expectations, and are subject to certain risks and uncertainties that may cause actual events or results to differ from what is contemplated in the forward-looking statements. You should not place undue reliance on any forward-looking statements.
I will now turn the call over to Mike Escalante, CEO and President of GCEAR and President of GCEAR II. Michael…
[wait for presentation to shift to slide 4]
[Slide 4] Michael Escalante: Thank you Kevin. As Kevin mentioned, there were two transactions that were announced yesterday so we’ll begin with the details of both of those transactions.
[Slide 5] The first transaction is GCEAR’s acquisition of Griffin Capital Real Estate Company, which we commonly refer to as GRECO, which occurred on December 14th. This transaction eliminates GCEAR’s third-party advisory structure, creating a $3.5 billion, self-managed REIT and is expected to provide immediate benefits to stockholders, including significant costs savings, operating efficiencies, and improvement to earnings and cash flow.
The second transaction is the planned merger between GCEAR and GCEAR II. This merger will bring together two highly complementary portfolios with similar portfolio construction and investment mandates. It is also expected to benefit stockholders of the combined company in numerous ways, including a significant increase in the size, scale, and diversification of the combined company, which also provides significant operational flexibility and liquidity options that can potentially further enhance shareholder value.
[Slide 6] You will see the consideration received from the self-administration transaction and the merger on slide 6. In exchange for its interest in GRECO, Griffin Capital received approximately 20.44 million Units of GCEAR’s operating partnership and may receive an additional 2.49 million OP Units upon the successful closing of the GCEAR and GCEAR II merger. Griffin Capital did not receive any cash consideration in this transaction and the OP units awarded will have a two year lock up provision and no voting rights.
As for the merger of GCEAR and GCEAR II, in exchange for each share of GCEAR stock, stockholders will receive approximately 1.04807 shares of newly created class E common stock of GCEAR II resulting in a fixed exchange ratio based on the estimated value per share of each company as of September 30, 2018. These class E shares will have the same voting and ownership rights as all other classes of GCEAR II common stock.

[Slide 7] On slide 7 we present some data points related to the merger. First, we currently anticipate that the merger will close early in the first half of next year, but this date is subject to several closing conditions, including the approval of the merger by GCEAR and GCEAR II stockholders.
Following the close of the merger transaction, the current independent directors from the GCEAR board will join the GCEAR II board. The combined company will have a seven-member board, five of which directors will be independent.
In regard to the expected distribution rate for the combined company, we currently estimate that the post-merger distribution rate will be $.65 per share, a portion of which will be comprised of stock as determined by the board of directors. For GCEAR stockholders, after adjusting for the exchange ratio of 1.04807, this equates to a distribution rate of $.68125 per share.
[Slide 8] Slide 8 details the strategic rationale for the self-administration transaction and some of the valuable benefits we believe it will provide to all stockholders. One of the primary benefits is that it creates a superior alignment of interest as 100% of the compensation received in the self-administration transaction is being paid in OP Units which, as previously mentioned, will be restricted for two years and have no voting rights. Griffin Capital’s management and employees have always had a significant investment in our offerings and the results of this transaction further supports the degree by which they are invested side-by-side and shoulder-to-shoulder with stockholders.
Another important aspect I want to stress is that self-administered REITs are typically viewed more favorably by lenders and institutional investors, which could potentially improve the REIT’s access to capital at lower costs. Furthermore, in publicly-traded markets, externally-managed REITs typically trade at a discount relative to self-managed REITs. Therefore, by becoming a self-managed REIT, GCEAR has potentially gained valuable liquidity options including the possibility of successfully listing the REIT’s shares on a public exchange, should the board determine such an action is in the best interests of stockholders at some point in the future.
Lastly, I would like to re-iterate that upon closing of the merger, the combined company will be self-managed, eliminating an external third-party advisor for both companies. As a consequence, the combined company is expected to benefit from valuable synergies and improved cash flow to the tune of approximately $40 million annually, which equates to over $0.14 per share.
[Slide 9/10] Moving on to the next two slides, we present the strategic rationale for the merger, and some of the many reasons we are excited about completing this merger transaction. First, it will bring together these highly complementary portfolios with similar portfolio construction and investment mandates, improve portfolio demographics, generate a sizable increase in the number of unique tenants and enhance tenant, industry and geographic diversification. I would also like to note the combined REIT will be managed by the same portfolio management team that is already intimately aware of the unique aspects of each asset and has a proven track record of driving value for stockholders.
Furthermore, the merger will immediately increase size and scale, resulting in a valuable expansion in the number of properties and total capitalization. In addition, the combined company will be one of the largest public REITs in the single-tenant, net leased office and industrial REIT category, which will further support its presence and notoriety in the market.
Another major benefit of the merger is the significant operating efficiencies and reduction of potential conflicts of interest that will result from combining these two companies. Following the close, we will be a self-managed REIT exclusively focused on driving value for our stockholders. The merger will also eliminate overlapping management, reporting, and operational processes, and provide attractive cost reductions and a more streamlined and efficient business structure.
Lastly, we note again that this merger provides a valuable level of potential liquidity optionality for the combined company. The REIT intends to re-open its NAV REIT offering, which will enable it to continue raising additional equity capital as the only self-managed REIT in the NAV space that is not burdened by many of the expenses and potential conflicts of interest that come with an external advisory structure. In addition to this advantage, the REIT will be the only offering in the NAV space that has the size, scale, and structure that could potentially position it for a listing of its shares on an exchange, should the board determine at some point in the future that such an action is in the best interests of stockholders. To this end, we are also seeking stockholder approval for an amended version of the charter that more closely correlates to charters of publicly traded REITs, which the board will implement, if it determines a listing is appropriate in the future.
[Slide 11] Moving on to the next few slides, we present an overview of the process that was involved in negotiating these two accretive transactions. Beginning with GCEAR, in August 2016 the board decided to commence the process of formally reviewing strategic alternatives, including but not limited to, potential liquidity options. To perform this review, the board formed a special committee which solely consisted of the independent directors, and this committee in turn engaged Robert A. Stanger & Company as its financial advisors to assist in its review.
Subsequently, the board had multiple discussions regarding potential strategies and in January 2018 it began to contemplate the opportunity to pursue becoming a self-administered company due to the numerous potential benefits of such a transaction, some of which we just previously discussed. To assist in this process the special committee engaged Bank of America Merrill Lynch as an additional financial advisor and Venable as its legal counsel while it continued to heavily leverage the expertise of Stanger, as well as the REIT’s outside counsel, Nelson Mullins.
The committee met many times between January and August of this year to discuss and negotiate a self-administration transaction. Then, in August 2018, the committee was approached by GCEAR II and determined that a potential merger with GCEAR II should also be considered.
[Slide 12] Around this same time, in light of the prospect of a merger with GCEAR II, the committee deemed it prudent to perform what is commonly referred to as a ‘market check’ whereby its financial advisors would reach out to a range of potential strategic and financial acquirers to determine if there would be a third-party that would be interested in acquiring the REIT. I would like to note that the market check was performed prior to the self-administration transaction and therefore this subsequent transaction had no effect on the market check process.
Stanger reached out to 39 potential buyers and in turn received several indications of interest with 6 parties signing confidentiality agreements in order to receive due diligence materials. Ultimately, no transaction proposals were submitted by these parties and on November 30, 2018 the market check period expired.
From August of 2018 to December of 2018 the committee negotiated both the self-administration transaction and the potential merger with GCEAR II and on December 12th, after over 30 meetings and several months of review and negotiation, the committee recommended the GCEAR board approve both transactions and the board subsequently gave their unanimous approval, subject to Stanger’s issuance of fairness opinions for both transactions.

On December 14th, 2018, in connection with the signing of the merger agreement and the closing of the self-administration transaction, Stanger issued the fairness opinions.
[Slide 13] Moving on to the GCEAR II process. As mentioned previously, GCEAR II approached GCEAR regarding a potential merger in August 2018 and at that time the GCEAR II board formed a special committee which, similarly consisted solely of the independent directors of its board. To assist the committee in its review, the GCEAR II special committee engaged SunTrust Robinson Humphrey as its financial advisor and Morris, Manning & Martin as its legal advisor.
From August 2018 through December 2018 the committee met many times and spent numerous hours reviewing and negotiating the merger. Then, on December 12th, 2018, the special committee recommended the board approve the merger and the board subsequently unanimously approved the transaction, subject to SunTrust’s issuance of a fairness opinion.
On December 14th, 2018, in connection with the signing of the merger agreement, SunTrust issued the fairness opinion for the merger.
[Slide 14] Moving on to some of the other important details related to the merger. In connection with the merger approval process, both REITs have suspended their distribution reinvestment plans and share redemption programs during the course of the merger process. The distribution reinvestment plans will be suspended effective for December distributions paid in January and as a result all investors will receive a cash distribution in January. The share redemption program will be suspended as of January 19, 2019. It should be noted that the SRP for GCEAR exceeded its annual limit for 2018 so there will not be any Q4 redemptions, which I will address in a couple of slides.
[Slide 15] We expect the DRP will recommence after completion of the merger, and all investors, including former GCEAR investors, will receive distributions pursuant to their latest instructions on file unless the shareholder submits a request for modification. GCEAR II’s SRP will resume, after the completion of the merger, for Class A, AA, AAA, T, S, D and I stockholders with all the same terms and conditions that were in effect prior to the merger. The repurchase price remains equal to 100% of NAV per share for each applicable share class and redemptions for new investors will continue to be restricted during the first year of purchase except in the case of death or qualifying disability.
In regard to the new Class E stockholders, GCEAR II will seek guidance from the SEC to include Class E shares in its SRP, consistent with all other share classes.
[Slide 16] Now, since Class E stockholders will not be able to participate in the SRP while GCEAR II works through the process with the SEC, the REIT anticipates providing a tender offer of at least $100 million for all stockholders within 6 months of the closing, and this commitment is included in the merger agreement. We anticipate the tender price will be at the estimated net asset value of the combined company as of the tender date, although the exact terms and conditions of the tender, other than the minimum amount of the tender, are subject to post-merger approval by the board of directors of the combined company.
[Slide 17] Now we’d like to spend some time highlighting the demographics of the combined portfolio as compared to each REIT’s composition as of September 30, 2018.
[Slide 18] First, we present some of the combined portfolio statistics. As noted previously, this merger will significantly increase the size and scale of the REIT, creating a combined company with a total capitalization of $4.75 billion, consisting of 103 properties, 126 buildings, and 27.4 million square feet of real estate. The combined company will continue to exhibit a very strong occupancy percentage of 96.5% and a stable remaining weighted average lease term of 7.4 years. The weighted average lease yield of the combined company will be 7.2% and the weighted average rental increases embedded in the leases will be 2.2% per annum.
[Slide 19] The next slide presents more statistics about the combined company. What I’d like to highlight on this slide is the combined REIT’s modest use of leverage and strong coverage ratios, which are shown at the bottom of the table on slide 19.
[Slide 20] The next slide provides an overview of the combined company’s lease maturities and as you can see these maturities will be well-laddered with a weighted average maturity of 7.4 years.
[Slide 21] Moving on to the debt composition, the debt maturities will be well-spaced with a weighted average remaining term of 6.74 years which closely aligns with our lease maturities. As you can see, the majority of the debt matures in 2023 and this is primarily related to each REIT’s unsecured credit facility, which we expect to extend manage either through refinancing and/or paying down the balance with the proceeds from future equity capital issuance or property dispositions. I would also like to point out that the debt of the combined company will primarily consist of fixed-rate financing, which significantly reduces risk related to rising interest rates. This chart also reflects the retirement of approximately $715 million currently outstanding on GCEAR’s unsecured credit facility and an increase to GCEAR II’s current credit facility.
[Slide 22] On Slide 22, we note industry diversification, showing how the combined company will continue to have an attractive degree of diversification by industry with Capital Goods making up the largest category at 15.7% of the combined company’s net rents. Please note that these categories are based on Global Industry Classification Standards and under these standards Capital Goods are comprised of several sub-industries, as shown in footnote two. Therefore, practically speaking, we view Insurance as our largest industry category at 8.5%.
[Slide 23] The same point is true of the combined company’s geographic diversification with Texas making up the largest concentration at 10.9% of the portfolio and California following closely behind at 10.7%.
[Slide 24] One of the most important statistics in our opinion is the combined company’s investment grade tenant concentration, as this speaks directly to the strength of the quality of the tenants. Investment grade rated tenants, parents, and/or guarantors will make up 66.9% of the combined company, a highly attractive mix that not only supports the strength of the leases but the value of the portfolio, as properties occupied by investment grade tenants are typically viewed as having more relative value.
[Slide 25] Moving on to the next slide, we’ve provided an overview of the top 10 tenant concentration. As you can see, the combined company will have a superior level of diversification by tenants with a sizeable reduction in the concentration of the top 10 tenants. Furthermore, the combined company will continue to be primarily concentrated in a mix of high quality, investment grade rated tenants such as GE, American Express, the Southern Company, State Farm, and Amazon. I’d like to point out that our concentration in GE actually represents three separate properties in three separate cities leased to three separate divisions of GE; their Aviation, Power, and Oil & Gas divisions, respectively.
[Slide 26] Next, we present the concentration by property type of the combined company and as you can see, the combination of these two highly complementary portfolios results in an allocation to office and industrial, manufacturing, and flex properties that is highly similar to the two REITs on their own.
[Slide 27] On the next slide is a map of our combined, diversified national portfolio. It is clear from this map, this merger provides stockholders with an attractive, expanded geographically diversified footprint.

In conclusion, we could not be more excited about the transactions we announced yesterday and the significant benefits they will bring to stockholders, including substantial cost savings, increased operating efficiencies and immediate accretion to earnings and cash flow. Most importantly, this transaction provides superior alignment of interests between our stockholders and the management team.
We thank you for your time and support of these transactions. Should you have any questions about these transactions, please don’t hesitate to reach out to your local Griffin Capital Securities regional vice president or their internal associate.

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